Exhibit 99.1
[ONEOK Logo]	News
July 26, 2005	Analyst Contact: Weldon Watson
918-588-7158
Media Contact: Don Sherry
405-551-6738

ONEOK's Oklahoma Natural Gas Company

Division to Implement New Rates

TULSA, Okla. -- July 26, 2005 --ONEOK, Inc. (NYSE: OKE) announced today that its Oklahoma Natural Gas Company division will implement new rates for its approximately 820,000 customers beginning July 28, 2005, in accordance with state statutes.

Oklahoma law provides that a utility that has initiated a rate review by the Oklahoma Corporation Commission may implement new rates at the end of a 180-day period in the absence of a final order. Oklahoma Natural Gas Company filed an application for a rate increase with the Commission last January, seeking $99.4 million in additional annual revenue. The 180-day period ends July 27, 2005.

The Oklahoma Corporation Commission administrative law judge who heard the case has recommended an increase in annual revenues of approximately $58 million. The rates that the company will put into effect will be based on that amount. However, the administrative law judge's recommendation has been appealed to the full, three-member Commission by the company and the Oklahoma Attorney General.

"While we are pleased that the administrative law judge recognized the legitimate need for us to continue to invest in our natural gas distribution system on behalf of our customers, we believe the facts supported a higher revenue increase," said Oklahoma Natural Gas Company President Phyllis Worley. Oklahoma Natural's base rates for service were last increased in 1995. The appeals are scheduled to be heard by the Commission on August 1.

The company estimates that a typical residential customer's monthly bill will increase by an average of $5.75 under the new rate structure. Oklahoma Natural's service and delivery charges have been simplified, and customers will now have a choice of rate plans. Each customer will be assigned initially to one of two rate plans, depending upon the previous history of natural gas consumption. Customers will have the option to change plans if they wish to do so.

At the request of the Commission, the company plans an extensive communications effort to inform customers about the new plans and their options.

(More)

New Rates, page 2

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  We are also involved in oil and gas production in Oklahoma and Texas.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company's Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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